EXHIBIT 99

NEWS RELEASE
For Investor Relations Inquiries:
Raphael Gross of ICR
203.682.8253

Dave & Buster’s Entertainment, Inc. Announces Second Quarter 2016 Financial Results

Achieves Net Income of $21.5 million and EPS of $0.50

Affirms Total Revenues, Net Income, and Adjusted EBITDA Guidance for Fiscal 2016

DALLAS, September 6, 2016 (GLOBE NEWSWIRE) — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of entertainment and dining venues, today announced financial results for its second quarter 2016, which ended on July 31, 2016. The Company also affirmed its fiscal 2016 total revenues, net income, and adjusted EBITDA guidance.

Key highlights from the second quarter 2016 compared to the second quarter 2015 include:

▪	Total revenues increased 12.4% to $244.3 million from $217.3 million.
▪	Comparable store sales increased 1.0% compared to an 11.0% increase.
▪	Opened two stores in both second quarters, respectively.
▪	Net income increased 71.1% to $21.5 million, or $0.50 per diluted share, compared to net income of $12.6 million, or $0.29 per diluted share.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 21.9% to $64.2 million from $52.7 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 210 basis points to 26.3%.

* A reconciliation of Adjusted EBITDA and Store EBITDA to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

"Given our year-to-date performance, we are increasingly confident in our annual guidance for total revenues, net income, and adjusted EBITDA, despite the challenges affecting the casual dining industry and our revised expectations for softer comparable store sales trends this year. The growing impact of new store development and the continued shift in revenues to our higher-margin amusement category coupled with operating leverage are clearly evident in our second quarter results, as the 20 non-comparable stores contributed $24.7 million to our 12.4% total revenues growth and Adjusted EBITDA growth of 21.9%,” said Steve King, Chief Executive Officer.

“We generated a 1.0% increase in comparable store sales during the second quarter and 12.0% on a two-year stacked basis, lapping an 11.0% increase from the prior year. While comparable store sales growth was modest, it still exceeded the competitive casual dining benchmark, which we have outperformed for 17 straight quarters. Our unique entertainment, dining, and sports viewing venues provide us with some degree of insulation from general industry trends and we are keeping our brand fresh through new food and beverage options and exciting new games to further differentiate ourselves,” he continued.

“We now expect to open ten to eleven stores in fiscal 2016, including up to six openings in new markets for our brand. Our development pipeline is solid and we are well positioned over the long-term to capitalize on the changing retail dynamics affecting big box operators and malls,” he concluded.

Review of Second Quarter 2016 Operating Results

Total revenues increased 12.4% to $244.3 million in the second quarter 2016 from $217.3 million in the second quarter 2015. Food and Beverage revenues increased 8.5% to $107.7 million and Amusement and Other revenues increased 15.7% to $136.7 million. Food and Beverage represented 44.1% of total revenues while Amusements and Other represented 55.9% of total revenues in the second quarter 2016. In last year’s second quarter, Food and Beverage represented 45.6% of total revenues while Amusements and Other represented 54.4% of total revenues.

Comparable store sales increased 1.0% in the second quarter 2016 compared to an 11.0% increase in the same period last year. Our comparable store sales growth was driven by a 0.9% increase in walk-in sales and a 1.9% increase in special events sales. Non-comparable store revenues increased by $24.7 million or 99.5% in the second quarter 2016 to $49.5 million.

Operating income increased to $36.0 million in the second quarter 2016 from $26.8 million in last year’s second quarter. As a percentage of total revenues, operating income increased approximately 240 basis points to 14.7%.

Net income increased to $21.5 million, or $0.50 per diluted share (43.3 million diluted share base), in the second quarter 2016 compared to net income of $12.6 million, or $0.29 per diluted share (42.7 million diluted share base), in the same period last year. Net income in the second quarter of 2015 included a non-recurring loss on debt retirement of approximately $4.7 million (net of tax) or $0.11 per diluted share.

Store EBITDA*, a non-GAAP measure, increased 18.3% to $74.0 million in the second quarter 2016 from $62.5 million in last year’s second quarter. As a percentage of total revenues, Store EBITDA increased approximately 150 basis points to 30.3%.

Adjusted EBITDA* increased 21.9% to $64.2 million in the second quarter 2016 from $52.7 million in the same period last year. As a percentage of total revenues, Adjusted EBITDA increased approximately 210 basis points to 26.3%.

Development

In fiscal 2016, we now intend to open a total of ten to eleven new stores (vs. nine to ten stores previously guided) spanning the small and large store formats. We currently have eight stores under construction.

We opened two stores during the second quarter in Florence, Kentucky and Little Rock, Arkansas and total of five stores through the first half of the year. We will open two stores during the third quarter – a store in Summerlin (Las Vegas), Nevada which opened in August and a store in Fresno, California which will open in October. During the fourth quarter, we will open stores in Silver Spring (Baltimore), Maryland; Toledo, Ohio; Toronto, Ontario (Canada); as well as possibly one additional location.

Total capital additions (net of tenant improvement allowances and other landlord payments) are now expected in the $130 million to $140 million range (vs. $123 million to $133 million previously) and include development costs for store openings, six remodeling and related projects, new games and maintenance capital.

Financial Outlook

We are affirming the majority of our financial outlook for fiscal 2016, which ends on January 29, 2017:

▪	Total revenues of $983 million to $995 million.
▪	Comparable store sales increase of 2.25% to 3.25% (vs. 3.25% to 4.25% previously).
▪	Effective tax rate of approximately 36.5% to 37.5%.
▪	Net income of $80 million to $85 million.
▪	Diluted share count of approximately 43.2 million.
▪	Adjusted EBITDA of $254 million to $260 million.

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (719) 325-4793. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (858) 384-5517; the passcode is 4157107.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 87 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 33 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Store EBITDA (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The Company also believes that these measures provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures and are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	July 31, 2016	January 31, 2016
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$23,250	$25,495
Other current assets	50,181	84,585

Total current assets	73,431	110,080

Property and equipment, net	574,418	523,891

Intangible and other assets, net	370,440	369,730

Total assets	$1,018,289	$1,003,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$170,068	$156,647

Other long-term liabilities	155,907	170,800

Long-term debt, net	282,274	329,916

Stockholders' equity	410,040	346,338

Total liabilities and stockholders' equity	$1,018,289	$1,003,701

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	July 31, 2016		August 2, 2015

Food and beverage revenues	$107,672	44.1%	$99,213	45.6%
Amusement and other revenues	136,658	55.9%	118,126	54.4%
Total revenues	244,330	100.0%	217,339	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	27,573	25.6%	25,880	26.1%
Cost of amusement and other (as a percentage of amusement and other revenues)	16,535	12.1%	15,074	12.8%
Total cost of products	44,108	18.1%	40,954	18.8%
Operating payroll and benefits	55,203	22.6%	50,081	23.0%
Other store operating expenses	71,069	29.0%	63,813	29.5%
General and administrative expenses	13,585	5.6%	13,501	6.2%
Depreciation and amortization expense	21,434	8.8%	19,638	9.0%
Pre-opening costs	2,932	1.2%	2,585	1.2%
Total operating costs	208,331	85.3%	190,572	87.7%

Operating income	35,999	14.7%	26,767	12.3%

Interest expense, net	1,885	0.7%	2,223	1.0%
Loss on debt retirement	-	-	6,822	3.1%

Income before provision for income taxes	34,114	14.0%	17,722	8.2%
Provision for income taxes	12,602	5.2%	5,149	2.4%
Net income	$21,512	8.8%	$12,573	5.8%

Net income per share:
Basic	$0.51		$0.31
Diluted	$0.50		$0.29
Weighted average shares used in per share calculations:
Basic shares	41,870,680		40,850,649
Diluted shares	43,283,834		42,706,155

Other information:
Stores open at end of period	86		76

Note: Our Williamsville (Buffalo), New York location (which closed on September 27, 2015) is included in our store count for fiscal 2015.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	July 31, 2016		August 2, 2015

Net income	$21,512	8.8%	$12,573	5.8%
Add back: Interest expense, net	1,885		2,223
Loss on debt retirement	-		6,822
Provision for income taxes	12,602		5,149
Depreciation and amortization	21,434		19,638
EBITDA	57,433	23.5%	46,405	21.4%
Add back: Loss on asset disposal	303		580
Share-based compensation	1,637		1,072
Pre-opening costs	2,932		2,585
Change in deferred amusement revenue and
ticket liability	1,861		1,834
Transaction costs and Other	52		226
Adjusted EBITDA	$64,218	26.3%	$52,702	24.2%

EBITDA	$57,433	23.5%	$46,405	21.4%
Add back: General and administrative expenses	13,585		13,501
Pre-opening costs	2,932		2,585
Store EBITDA	$73,950	30.3%	$62,491	28.8%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	26 Weeks Ended		26 Weeks Ended
	July 31, 2016		August 2, 2015

Food and beverage revenues	$224,796	44.4%	$202,778	46.1%
Amusement and other revenues	281,521	55.6%	237,236	53.9%
Total revenues	506,317	100.0%	440,014	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	57,212	25.5%	52,660	26.0%
Cost of amusement and other (as a percentage of amusement and other revenues)	33,047	11.7%	30,840	13.0%
Total cost of products	90,259	17.8%	83,500	19.0%
Operating payroll and benefits	111,580	22.0%	99,073	22.5%
Other store operating expenses	142,599	28.2%	125,007	28.4%
General and administrative expenses	26,625	5.3%	26,345	6.0%
Depreciation and amortization expense	42,244	8.3%	38,215	8.7%
Pre-opening costs	5,837	1.2%	5,359	1.2%
Total operating costs	419,144	82.8%	377,499	85.8%

Operating income	87,173	17.2%	62,515	14.2%

Interest expense, net	3,995	0.8%	6,873	1.5%
Loss on debt retirement	-	-	6,822	1.6%

Income before provision for income taxes	83,178	16.4%	48,820	11.1%
Provision for income taxes	30,505	6.0%	16,705	3.8%
Net income	$52,673	10.4%	$32,115	7.3%

Net income per share:
Basic	$1.26		$0.79
Diluted	$1.22		$0.76
Weighted average shares used in per share calculations:
Basic shares	41,765,280		40,542,895
Diluted shares	43,217,406		42,527,135

Other information:
Stores open at end of period	86		76

Note: Our Williamsville (Buffalo), New York location (which closed on September 27, 2015) is included in our store count for fiscal 2015.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	July 31, 2016		August 2, 2015

Net income	$52,673	10.4%	$32,115	7.3%
Add back: Interest expense, net	3,995		6,873
Loss on debt retirement	-		6,822
Provision for income taxes	30,505		16,705
Depreciation and amortization	42,244		38,215
EBITDA	129,417	25.6%	100,730	22.9%
Add back: Loss on asset disposal	473		869
Share-based compensation	2,997		1,621
Pre-opening costs	5,837		5,359
Change in deferred amusement revenue and
ticket liability	4,904		4,717
Transaction and other costs	73		1,286
Adjusted EBITDA	$143,701	28.4%	$114,582	26.0%

EBITDA	$129,417	25.6%	$100,730	22.9%
Add back: General and administrative expenses	26,625		26,345
Pre-opening costs	5,837		5,359
Store EBITDA	$161,879	32.0%	$132,434	30.1%